Exhibit 10.9

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[*]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

MASTER AGREEMENT

This Master Agreement (this “Agreement”) is made as of the 27th day of January, 2006, by and between Samco Financial Services, Inc. (“SFS”), NEXA Technologies, Inc. (“NEXA” and together with SFS, the “Penson Parties” and each of them, a “Penson Party”), and QuoteMedia, Inc. (“QM”). Each of SFS, NEXA and QM may hereinafter be referred to individually as a “Party” and collectively as the “Parties.” References to the other, opposite, or opposing party or any similar such term, shall mean the Penson Parties on the one hand and QM on the other hand.

RECITALS:

WHEREAS, Each of QM and NEXA currently provide data feeds and/or certain technology that the other desires to obtain;

WHEREAS, SFS desires to provide brokerage services to certain clients of QM; and

WHEREAS, the Parties desire to define their relationship with respect to such technology and brokerage arrangements;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto do mutually agree as follows.

AGREEMENT:

1. NEXA License. NEXA hereby grants to QM a worldwide, non-exclusive license to each of the data feeds listed on Exhibit A attached hereto (the “NEXA Data”), for the applicable fees listed thereon, for incorporation into QM Applications and QM Dedicated Line Feeds (as described in Exhibit “D” attached hereto), commencing on the date hereof and terminating on the five year anniversary of the date of this Agreement (the “Initial Term”), unless earlier terminated pursuant to the terms of this Agreement. The data feeds listed on Exhibit A may be amended upon agreement of the Parties. Any amendments to Exhibit A shall be deemed to have been a part of the original and all terms and conditions of this Agreement shall apply thereto.

2. Installation and Maintenance Costs. Except as provided for in Section 19(d) of this Agreement, QM shall be solely responsible for any and all costs related to QM’s installation and maintenance related to the data lines necessary to access and transmit the NEXA Data, including, without limitation, the purchase of servers, installation fees, cross-connect fees and maintenance fees associated therewith. QM shall be solely responsible for providing all hosting facilities; provided, however, that NEXA may from time to time provide hosting facilities for a limited period as space becomes available at a rate to be determined by the Parties. QM shall be solely responsible for any and all costs and expenses related to the purchase of [*] software to monitor any connections for the transmission of the NEXA Data. NEXA agrees to install such software and any proprietary NEXA scripts at a designated QM location as reasonably requested by QM, subject to reasonable travel and other reimbursable expenses. NEXA agrees, at its sole cost and expense, to obtain the routers located in the NEXA data center required to install all necessary [*] lines for the transmission of the NEXA Data.

3. QM Use of NEXA Data. QM may redistribute the NEXA Data, as incorporated into the QM Dedicated Line Feeds, to any third party who is not at such time, nor has been prior to such time, nor is currently a verifiable, prospective customer of NEXA. Prior to any such distribution of the NEXA Data, QM must submit the name of the proposed customer to NEXA for confirmation that such party does not meet the criteria described in the immediately preceding sentence. Within five (5) business days of NEXA’s receipt of such submission, NEXA shall either approve of such customer or provide to QM reasonably sufficient evidence of such customer’s affiliation with NEXA. Should NEXA provide such evidence, QM agrees not to provide any such services to such customer without the prior written consent of NEXA. Should NEXA fail to provide QM a written response within such five (5) business day period, such lack of response shall be deemed to be an approval of such customer. QM shall be vendor of record for any and all NEXA Data received, and in such capacity, agrees to comply with all applicable requirements of any governing exchange, SRO or other regulatory body. QM agrees to provide all reasonable assistance requested by NEXA in connection with NEXA’s compliance with such requirements.

4. Additional Data Feeds. Should QM intend to obtain any data feed not listed on Exhibit A, QM shall notify NEXA of such intention, after which time NEXA shall be given a reasonable opportunity to determine whether or not NEXA desires to obtain such data feed for its own use. Should NEXA choose to obtain such data feed for its own use, such data feed shall be added to Exhibit A. Should NEXA choose not to obtain such data feed for its own use, QM would assume all cost and expense related to the addition of such data feed. NEXA agrees to allocate resources to incorporate such data feed into the ticker plant, subject to the parties agreement upon a specified rate and time.

5. Service and Maintenance. NEXA agrees to provide a qualified employee to serve as a contact for any QM questions or issues related to the NEXA Data and to offer access to NEXA’s support personnel. The minimum levels of service to be provided shall be as set forth in the Services Level Agreement attached hereto as Exhibit B, the terms of which are incorporated herein by reference.

6. Joint Marketing Efforts. Each Party agrees to use its reasonable commercial efforts to market the products and services provided by the opposite Party to the extent that such products and services are not reasonably deemed by such Party to compete with any product or service offered by such Party from time to time. QM agrees to promote [*] under the name [*] or such other name as QM and SFS may determine from time to time. QM and SFS shall mutually agree upon the content and design of any marketing materials utilized by QM for the purposes described hereunder. No changes to any website, brochures or other marketing materials printed, distributed or otherwise utilized by QM in its brokerage marketing efforts described herein shall be made without the prior written consent of SFS. SFS acknowledges its sole responsibility for compliance with all applicable regulatory requirements to which it is subject in the preparation of all such marketing materials. Notwithstanding anything contained in this Section 6, SFS shall have the sole discretion to edit any marketing materials or terminate all marketing efforts at any time and from time to time, including the name under which any products are marketed, should SFS determine in its sole discretion that such edits or such termination are required by any governing exchange, SRO or other regulatory body.

7.	QM Products.

(a) At NEXA’s option, QM agrees to license any of the QM Content Products listed on Exhibit D attached hereto to NEXA for incorporation into NEXA’s Meridian systems. Should NEXA choose to incorporate any QM Product into its Meridian system, QM shall be entitled to a minimum monthly fee for the provision of such products to NEXA’s customers in the amounts listed for each month, commencing on [*] or on the first day of the month immediately following implementation of the QM Content Products into NEXA’s Meridian, whichever is sooner, as set forth below:

Month 1:	[*]	Month 2:	[*]
Month 3:	[*]	Month 4 and beyond:	[*]

(b) Should NEXA choose to incorporate the QM Content Products into its Meridian system for distribution to any present or future clients, [*] as described in Exhibit “D”. Pricing levels for any additional QM Content Products offered, and [*], shall be agreed upon by the parties at the time of such distribution.

(c) At NEXA’s option, NEXA may incorporate Quotestream into its Meridian systems. For each NEXA client that purchases a Meridian system that incorporates Quotestream, [*].

(d) At NEXA’s option, NEXA and QM may jointly design a package of services into various NEXA offerings, the pricing of which shall be determined by the parties at such time as each project is offered to NEXA’s customers.

For each of subsections (a), (b), (c) and (d) above, in addition to any compensation due to QM set forth therein, QM shall be entitled to receive [*] of all [*] by NEXA from the sale of [*] and NEXA shall retain [*] of such [*]. Fees received pursuant to subsections (b), (c) and (d) above shall count towards the minimums in subsection (a) above. All such payments to be made pursuant to this Section 7 shall be payable monthly in arrears and shall be sent by NEXA to QM no later than fifteen (15) days after the end of each applicable month.

8. QM Technology. Upon such terms as may be agreed upon by the Parties, QM and NEXA may jointly develop an application whereby QM customers shall have the capacity to place trades from such customer’s desktop, handheld or other devices.

9. NEXA Technology. For the use of those qualified customers of QM receiving SFS brokerage services as set forth in Section 11, per the fee schedule set forth below, NEXA agrees to [*] in a manner to be determined by NEXA and QM.

Minimum Monthly Fee:	During the term of the licensing of the NEXA Data, [*]. Thereafter, a [*] shall apply.

Monthly Fees:

[*]:	[*]

[*]:	[*]per terminal per month

[*]:	[*]per terminal per month

[*]Installation Fee:	[*] (includes private label), which shall [*]; provided, however, that [*].

Order Execution Fee:	[*] per executed order; provided, however, that such order execution fee shall be waived [*].

All [*] shall be passed through to QM. In addition, QM shall be responsible for all costs and fees imposed by any governing exchange, ECN, SRO or other regulatory body.

10.	Intellectual Property Licenses.

(a) QM hereby grants SFS a non-exclusive license to use QM’s trademarks and tradenames as are provided to SFS from time to time by QM, and may be included on Exhibit C (collectively the “QM Marks and Names”) that are useful for the provision of electronic brokerage services by SFS to certain clients of QM. SFS will use the QM Marks and Names only in connection with the provision of such services pursuant to this Agreement.

(b) SFS hereby grants QM a non-exclusive license to use SFS’ trademarks and tradenames as are provided to QM from time to time by SFS, and may be included on Exhibit C (collectively the “SFS Marks and Names”) that are useful for the provision of electronic brokerage services by SFS to certain clients of QM; provided, however, that each such use shall require the prior, written consent of SFS. QM will use the SFS Marks and Names only in connection with the provision of such services pursuant to this Agreement.

11. SFS Brokerage Services. SFS agrees to provide certain US brokerage services to qualified clients of QM, each at the discretion of SFS, and agrees to use its commercially reasonable efforts to provide certain [*] to qualified clients of QM, each at the discretion of SFS. SFS shall be able to terminate such services to any individual client at any time at SFS’ sole discretion. SFS agrees to provide reasonable notice of any material changes to QM if at any time SFS shall terminate the offering of such services as to any particular client, it being acknowledged that SFS may not be able to provide prior notice to QM for such termination decisions. Either Party may cancel the terms of this Agreement relating to [*]. Notwithstanding, SFS may, in its sole discretion, reject any account or any order at any time. In addition, SFS agrees to provide web-based electronic brokerage interfaces for QM to incorporate into its systems. QM agrees to develop all technology necessary to complete such integration at its sole cost and expense. For each order submitted by a QM customer that is not otherwise a customer of SFS or any affiliate of SFS, SFS agrees to [*] for each order submitted, such [*] to be determined on a month-to-month basis by QM and SFS and [*] between QM and NEXA as such parties may agree.

12. [*] Status. Should at any time during the term of this Agreement QM or any wholly-owned subsidiary of QM become a duly and validly [*] and a duly qualified [*] of which it is required to be a [*], and such entity has entered into an [*] arrangement with Penson Financial Services, Inc., according to the terms and conditions to be determined by QM and Penson Financial Services, Inc., SFS agrees to transfer any and all [*] to Penson Financial Services, Inc. that were not otherwise [*] at the time as such [*] originated from QM (as set forth in Section 11). Should this Agreement be terminated prior to such time as QM and Penson Financial Services, Inc. shall have entered into the [*] arrangement described in this Section 12, unless due to the breach of this Agreement by QM, SFS agrees to transfer any [*] described herein to the [*] of QM’s choosing in a reasonably expeditious manner. Notwithstanding anything in this Section 12 to the contrary, no transfer of [*] shall take place (i) that conflicts with any applicable regulatory requirements then in place; or (ii) without the consent of the individual [*] to be transferred. Any costs associated with the transfer of [*] described in this Section 12 shall be the exclusive liability of QM; provided, however, that any such costs to be incurred by QM must be agreed to in advance of any transfer.

13.	QM Representations and Warranties. QM hereby represents and warrants as follows:

(a) QM is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement.

(b) This Agreement constitutes the legal, valid and binding obligation of QM, enforceable against it in accordance with its terms.

(c) QM has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

14. Penson Parties’ Representations and Warranties. Each of the Penson Parties hereby represents and warrants as follows:

(a) Each Penson Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement.

(b) This Agreement constitutes the legal, valid and binding obligation of each Penson Party, enforceable against it in accordance with its terms.

(c) Each Penson Party has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

15. Mutual Covenant as to Marketing Efforts. Each Party hereby covenants and agrees that their respective marketing efforts provided for herein shall at all times comply with all applicable laws, rules and regulations and will not contain any material which is obscene, fraudulent, harassing, libelous, infringing of (or a misappropriation or other violation of) third party intellectual property rights or otherwise illegal, and otherwise agrees that such efforts shall not adversely affect the reputation or credibility of the opposite party.

16. Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

17.	Indemnification.

(a) QM will indemnify and hold harmless the Penson Parties and their respective affiliates and their respective officers, directors, employees and agents against any and all damages, judgments, amounts paid in settlement, fines, court costs, pre- and post- judgment interest, costs of appeal or other bond, claims, deficiencies, losses, and all reasonable and necessary expenses (including interest, penalties, and reasonable and necessary attorneys’ and accountants’ fees and expenses) that may result from any allegations that any products or services provided by QM, including without limitation the QM Marks and Names and all modifications thereto, constitute an infringement, misappropriation or misuse of any patent, copyright, trademark or trade name or trade secret or other intellectual property right; provided that either Penson Party: (a) promptly notifies QM in writing of any covered claim(s); (b) tenders to QM and its insurer(s) the right to defend or settle the claim(s) except that QM may not enter any settlement without the prior written approval of each Penson Party unless the only obligation of QM under the settlement is to pay a cash amount that is fully paid by QM; and (c) provides reasonable assistance to QM in defending and settling the claim(s) at QM’s sole expense.

(b) SFS will indemnify and hold harmless QM and its affiliates and their respective officers, directors, employees and agents against any and all damages, judgments, amounts paid in settlement, fines, court costs, pre- and post- judgment interest, costs of appeal or other bond, claims, deficiencies, losses, and all reasonable and necessary expenses (including interest, penalties, and reasonable and necessary attorneys’ and accountants’ fees and expenses) that may result from any allegations that any products or services provided by any SFS, including without limitation the SFS Marks and Names and all modifications thereto, constitute an infringement, misappropriation or misuse of any patent, copyright, trademark or trade name or trade secret or other intellectual property right; provided that QM: (a) promptly notifies SFS in writing of any covered claim(s); (b) tenders to SFS and its insurer(s) the right to defend or settle the claim(s) except that SFS may not enter any settlement without the prior written approval of QM unless the only obligation of SFS under the settlement is to pay a cash amount that is fully paid by SFS; and (c) provides reasonable assistance to SFS in defending and settling the claim(s) at SFS’ sole expense.

(c) NEXA will indemnify and hold harmless QM and its affiliates and their respective officers, directors, employees and agents against any and all damages, judgments, amounts paid in settlement, fines, court costs, pre- and post- judgment interest, costs of appeal or other bond, claims, deficiencies, losses, and all reasonable and necessary expenses (including interest, penalties, and reasonable and necessary attorneys’ and accountants’ fees and expenses) that may result from any allegations that any products or services provided by NEXA constitute an infringement, misappropriation or misuse of any patent, copyright, trademark or trade name or trade secret or other intellectual property right; provided that QM: (a) promptly notifies NEXA in writing of any covered claim(s); (b) tenders to NEXA and its insurer(s) the right to defend or settle the claim(s) except that NEXA may not enter any settlement without the prior written approval of QM unless the only obligation of NEXA under the settlement is to pay a cash amount that is fully paid by NEXA; and (c) provides reasonable assistance to NEXA in defending and settling the claim(s) at NEXA’s sole expense.

18. Confidential Information. All Confidential Information (hereafter defined) relating to either Party shall be held in confidence by the other Party to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information. Neither Party shall disclose, publish, release, transfer or otherwise make available Confidential Information of the other Party in any form to, or for the use or benefit of, any person or entity without the other Party’s consent. Each Party shall, however, be permitted to disclose relevant aspects of the other Party’s Confidential Information to its officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by relevant privacy regulations governing the party’s respective local jurisdictions; provided, however, that such party shall take all reasonable measures to ensure that Confidential Information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees. The obligations contained in this section shall not restrict any disclosure by either Party pursuant to any applicable law, or by order of any court or government agency or requests of a regulator, whether or not having the force of law (provided that the disclosing Party shall give prompt notice and opportunity to oppose the order to the non-disclosing Party of such order if not debarred under applicable law) and shall not apply with respect to information which (1) is developed by the other Party without violating, or reference to, the disclosing Party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such Party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into before the effective date between the Parties, or (5) is rightfully received by a Party free of any obligation of confidentiality. If the applicable law now or hereafter in effect imposes a higher standard of confidentiality to the Confidential Information, such standard shall prevail over the provisions of this section. For purposes of this Agreement, “Confidential Information” of a Party shall mean all data and information submitted to the other Party or obtained by the other Party in connection with the services, including information relating to a Party’s customers, technology, operations, facilities, consumer markets, products, capacities, systems, procedures, security practices, research, development, business affairs, ideas, concepts, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and other proprietary information. This Section shall survive the termination of this Agreement without limitation.

19.	Term; Termination.

(a) This Agreement shall become effective on the date set forth in the first paragraph of this Agreement and shall continue in full force and effect for the Initial Term unless earlier terminated pursuant to the terms hereof. This Agreement may be terminated by (i) QM, in case of a material breach of this Agreement by either (or both) of the Penson Parties, and (ii) either of the Penson Parties in case of a material breach of this Agreement by QM; provided however, that the terminating Party has prior to the termination notice given written notice to the other Party specifying the alleged breach (“Complaint”), and further provided that such breach has not been remedied by the breaching Party within a period of 30 days after the receipt of the Complaint. In the event the breach is not cured at the expiration of the 30 day cure period, a ten (10) day written termination notice will be provided by the terminating Party.

(b) This Agreement will automatically renew for additional one (1) year terms unless a Party provides the other Parties written notice of its intention not to renew this Agreement no less than one year prior to expiration; provided, however, that at any time after the expiration of the Initial Term, any Party may terminate this Agreement upon 1 years’ notice to the other Parties.

(c) Should QM determine not to renew this Agreement, or terminate this Agreement following the expiration of the Initial Term, other than for an uncured breach of this Agreement by either (or both) of the Penson Parties, QM agrees to provide a notice of one year, during which notice period QM will continue to pay the fees listed on Exhibit A per the schedule listed thereon.

(d) Should NEXA determine not to renew this Agreement, or terminate this Agreement following the expiration of the Initial Term, other than for an uncured breach of this Agreement by QM, NEXA agrees to provide a notice of one year. During such notice period, NEXA agrees to [*] with the licensing of the [*]. In addition, should NEXA determine not to extend the license of the NEXA Data for at least one calendar year after the expiration of the Initial Term, NEXA agrees to [*] by QM pursuant to this Agreement, as [*], and to reimburse QM, up to a maximum of [*], for actual costs and expenses incurred by QM in moving its [*] lines to an alternate data provider. The damages listed in this Section 19(c) shall be the sole remedy available to QM for any early termination of this Agreement by the Penson Parties.

(e) Notwithstanding anything to the contrary in this Section 19, none of the Parties may terminate this Agreement, other than for an uncured breach, within the Initial Term except by mutual agreement of all of the Parties. This provision is subject to QM’s and/or SFS’s right to terminate the terms of this Agreement relating to the provision of brokerage services set out in Section 11 herein.

20. Effect of Termination. Each Party will pay all amounts owing to the other Party within thirty (30) days of the termination or expiration of this Agreement. The provisions of Sections 13, 14, and 16, 17, 18 and 20 through 27 shall survive the termination of this Agreement. Upon the termination of expiration of this Agreement, any and all licenses granted by any Party to the opposite Party shall be immediately terminated, all products bearing the marks of the opposite Party shall be immediately returned or destroyed, and any and all marketing efforts related to the opposite Party, or any other use of the opposite Party’s marks, shall immediately cease and desist. Upon mutual agreement of the Parties, the Parties may continue to service mutual clients after termination or expiration of this Agreement under an agreed-upon revenue sharing structure.

21. No Relationship. This Agreement does not create any agency, partnership, joint venture or similar arrangement by or among the Parties hereto.

22. Governing Laws; Venue. THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES) AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS. COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, WILL BE LAID IN DALLAS COUNTY, TEXAS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (a) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (b) SUCH PARTY AND/OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (c) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

23. Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by either Party to the other Party pursuant to this Agreement will be in writing and will be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or verifiable overnight courier addressed as follows:

(a)	If to NEXA:	NEXA Technologies, Inc.
8 Pasteur, Suite 100
Irvine, CA 92618
Attn: President
Facsimile Transmission Number: (949) 885-2194
Attn: President

	With a copy to:	Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Facsimile Transmission Number: (214) 765-1140
Attn: General Counsel

(b)	If to SFS	SAMCO Financial Services, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Facsimile Transmission Number: (214) 765-1140
Attn: Chairman

	With a copy to:	Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
Facsimile Transmission Number (214) 765-1140
Attn: General Counsel

(c)	If to QM:	QuoteMedia, Inc.
17100 Shea Blvd
Suite 230
Fountain Hills, Arizona 85268
Facsimile Transmission Number: (480) 905-7207
Attn: President

Either Party may designate by written notice a new address to which any notice, demand, request or communication may thereafter be given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above will be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee, or delivery is refused by the addressee, with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

24. Gender. Words of any gender used in this Agreement will be held and construed to include any other gender, and words in the singular number will be held to include the plural, unless the context otherwise requires.

25. Entire Agreement. This Agreement represents the Parties’ entire agreement with respect to the subject matter of this Agreement and supersedes and replaces any prior agreement or understanding with respect to that subject matter. This Agreement may not be amended or supplemented except pursuant to a written instrument specifically referencing this Agreement signed by the Parties.

26. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement. This Agreement will be considered fully executed when all Parties have executed an identical counterpart, notwithstanding that all signatures may not appear on the same counterpart.

27. Headings. Section headings and captions have been inserted for convenience only and do not in any way limit the provisions set out in the various sections hereof.

28. Severability. If any of the provisions of this Agreement are determined to be invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the remainder of this Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties will be construed and enforced accordingly. The Parties acknowledge that if any provision of this Agreement is determined to be invalid or unenforceable, it is their desire and intention that such provision be reformed and construed in such manner that it will, to the maximum extent practicable, be deemed to be valid and enforceable.

29. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, if any.

30. Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated without the written consent of the other Party, however, the Penson Parties may assign this Agreement in its entirety to any affiliate of the Penson Parties, so long as each of the Penson Parties shall remain liable for any duties and obligations to be performed, and amounts to be paid, hereunder. Further, any of the Parties may assign this Agreement in its entirety, without the consent of the other Parties, to any successor to such party by way of merger, acquisition, divestiture, reorganization or other corporate transaction, provided however that the Penson Parties, or any of them, may object to an assignment by QM to a prospective assignee by providing QM reasonable grounds for such objection, in which event QM may not assign this Agreement to that assignee. Should QM provide to the objecting party reasonable assurances to assuage any such concerns, as determined by the objecting party (which may or may not include: a 3rd party guarantee; a letter of credit; or several months advance payment; depending on the circumstances), then the objecting Penson Party agrees to waive any such objection. Any attempted assignment in violation of this Section 30 will be void.

31. No Waiver. The Parties understand and agree that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of date first above written.

NEXA Technologies, Inc.		QuoteMedia, Inc.

By:	__________________________________________	By:
Name:	__________________________________________	Name:
Title:	__________________________________________	Title:

SAMCO Financial Services, Inc.

By:	__________________________________________
Name:	__________________________________________
Title:	__________________________________________